EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

STATE BANK FINANCIAL CORPORATION

ARTICLE ONE

NAME

The name of the corporation is State Bank Financial Corporation.

ARTICLE TWO

CAPITALIZATION

The corporation shall have the authority, exercisable by its Board of Directors, to issue up to 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).  In addition to the Common Stock, the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and any part or all of such shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the “Code”), and any amendment or supplement thereto (a “Preferred Stock Designation”), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

ARTICLE THREE

INITIAL REGISTERED OFFICE, REGISTERED AGENT AND PRINCIPAL OFFICE

The street address and county of the initial registered office of the corporation shall be at 415 East Paces Ferry Road, NE, Suite 200, Atlanta, Georgia 30305 in Fulton County.  The initial registered agent of the corporation at such address shall be J. Daniel Speight.  The principal office shall be the same as the registered office.

ARTICLE FOUR

ELECTION OF DIRECTORS

The Board of Directors of the corporation shall be elected by the affirmative vote of a majority of the shares represented at each annual meeting of shareholders or by similar vote at any special meeting called for the purpose.  Each director, except in the case of his death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term until the next succeeding annual meeting, and thereafter until his successor shall have been elected and qualified.

ARTICLE FIVE

LIMITATION ON DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(i)                                     any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

(ii)                                  acts or omissions that involve intentional misconduct or a knowing violation of law;

(iii)                               liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

(iv)                              any transaction from which the director received an improper personal benefit.

If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SIX

INDEMNIFICATION

The corporation shall, to the fullest extent permitted by the provisions of the Code, as may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the Code from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code.  Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified persons may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE SEVEN

FACTORS CONSIDERED IN BUSINESS TRANSACTION

(i)            The Board of Directors, when evaluating any offer of another party (a) to make a tender offer or exchange offer for any equity security of the corporation, (b) to merge or consolidate any other entity with the corporation, or (c) to purchase or otherwise acquire all or substantially all of the assets of the corporation, may, in determining what is in the best interest of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the corporation and its subsidiaries, and on the communities within which the corporation and its subsidiaries operate (it being understood that the corporation is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the corporation as an independent entity.

(ii)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article Seven may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

These Amended and Restated Articles of Incorporation amend and restate the corporation’s Articles of Incorporation originally filed on January 7, 2010, in their entirety.  All amendments contained herein were duly adopted and approved by the sole shareholder of the corporation on February 5, 2010 in accordance with the provisions of Section 14-2-1003 of the Code.

[Signature on Following Page]

IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be signed by the undersigned duly authorized officer, this 8th day of February 2010.

STATE BANK FINANCIAL CORPORATION

/s/ J. Daniel Speight
By: J. Daniel Speight
Its: Chief Financial Officer, Chief Operations Officer and Secretary